Exhibit 23.4

THIRD PARTY REVIEWER CONSENT

We consent to the reference to us under the caption “Property Descriptions-The La Camorra Unit (The La Camorra Mine)” in the Annual Report on Form 10-K and the Registration Statements on Form S-3 (No. 333-126362), Form S-4 (No. 333-130682) and Form S-8 (File No. 333-96995, 33-60095 and 33-60099) of Hecla Mining Company. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Dated: March 10, 2006

Roscoe Postle Associates Inc.
/s/  James W. Hendry
By:  James W. Hendry, P.Eng.
Its:  Principal